Exhibit 99.2

Cornerstone OnDemand, Inc. (NASDAQ: CSOD)

Third Quarter 2012 Earnings Call Script

Executives

Adam Miller – President and Chief Executive Officer

Perry Wallack – Chief Financial Officer

Analysts

Mark Murphy – Piper Jaffray

Brendan Barnicle – Pacific Crest Securities

Michael Nemeroff – Credit Suisse

Greg E. Dunham – Goldman Sachs & Co.

Patrick D. Walravens – JMP Securities

Michael Huang – Needham & Company

Rick Sherlund – Nomura Research

Scott Berg – Northland Capital Markets

Justin Furby – William Blair & Company

Operator

Good day ladies and gentlemen, and welcome to the Cornerstone OnDemand’s third quarter 2012 earnings conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session with instructions following at that time. (Operator Instructions) As a reminder, this conference is being recorded. And now I’ll turn the conference over to Perry Wallack, Chief Financial Officer of Cornerstone OnDemand. Please begin.

Perry Wallack, Chief Financial Officer

Good afternoon everyone. This is Perry Wallack, CFO of Cornerstone OnDemand, and welcome to our third quarter 2012 earnings conference call. Today’s call will begin with Adam providing a brief overview of our company and the third quarter, and then I will review some key financial results for the quarter, which ended September 30, 2012. Later, we will conduct a question and answer session.

By now you should have received a copy of our press release, which was released after the market closed today and will be furnished with the SEC tomorrow on Form 8-K. You can also access the press release and the detailed financials on our investor relations website. As a reminder, today’s call is being recorded and a replay will be made available following the conclusion of the call.

During the call, we will be referring to both GAAP and non-GAAP financial measures. The reconciliation of our GAAP to non-GAAP information is provided in the press release and on our website. All of the financial measures that we will discuss today are non-GAAP unless we state that the measure is a GAAP number. Any non-GAAP outlook we provide has not yet been reconciled with the comparable GAAP outlook because, among other things, we cannot reliably estimate our future stock-based compensation expenses, which are dependent on our future stock prices.

Our discussion will include forward-looking statements such as statements regarding our business strategy, demand for our products, certain projected financial results and operating metrics, product development, customer satisfaction and retention, customer attrition rate, market or business growth, our revenue run rate, investment activity in our business, visibility into our business model and results, the effect of capitalized development costs, spending on R&D, professional services and other aspects of our business, our appraisal of our competitors and their products, and our ability to compete effectively.

Words such as expect, believe, anticipate, plan, illustrate, intent, estimate, and other similar words are also intended to identify such forward-looking statements. Forward-looking statements involve risks, uncertainties, and assumptions. If any of the risks or uncertainties materializes or any of the assumptions prove incorrect, actual results could differ materially from those expressed or implied by the forward-looking statements we make.

These risks, uncertainties, assumptions, as well as other information on potential factors that could affect our financial results, are included in today’s press release, the risk factors section of our most recent form 10-K, and subsequent periodic filings, included in our most recent form 10-Q with the SEC.

With that, I will turn the call over to Adam.

Adam Miller, President and Chief Executive Officer

Thanks Perry, and thank you to everyone joining us today. The third quarter was another exceptional quarter for Cornerstone OnDemand, and a continuation of what has been a truly outstanding year of growth for the company.

GAAP revenues for the third quarter came in at $30.8 million, representing a year-over-year increase of 54%, and bookings came in at $42.7 million, representing a year-over-year increase of 78%. With respect to bookings growth, this was one of our strongest third quarters since inception – a testament to the tremendous momentum we are seeing in all areas of the business.

We added over 100 new Enterprise and Mid-Market clients during Q3, growing the size of our organic client base to over 1,100 organizations worldwide. Our client additions in the quarter were comprised of marquee names across various geographies and verticals, including the U.S. Department of Housing and Urban Development (better known as HUD), BP, Guess, BMW, BJ’s Restaurants, Ricoh Americas, one of the largest food products companies in Europe, and one of the largest medical equipment companies in the world. We also saw significant upsells to many of our existing clients, including a multi-billion dollar glass and chemicals company, one of the world’s largest online retailers, AIG, and Jaguar Land Rover.

As Cornerstone has continued to surge to new heights, our company has maintained its unrelenting focus on servicing our clients. We have reorganized several areas of our services operations, added additional support and consulting capabilities, and strengthened our global team to ensure our clients’ success.

The combination of our exceptional retention rate and growth has helped us to build a user base in excess of 10 million users, representing one of the largest SaaS subscriber bases in the world.

Some of you may recall that in the first quarter, after the SuccessFactors and Taleo acquisitions had both been announced, many industry pundits said that we would be unable to compete for SAP and Oracle clients. Well clearly they were wrong. Our performance over the past two quarters has proven that it isn’t convenience, or price, or even relationships that dictate the partner an organization selects – it is, above all else, the quality of the solution.

To illustrate this point, last quarter I offered the example of the European consumer products company with over 300,000 employees that chose to purchase our Learning and Extended Enterprise clouds, despite being a top SAP ERP client and a top SuccessFactors performance management account. I am happy to report that we saw this trend continue in the third quarter. The ERP vendors’ top clients are repeatedly coming to us in search of the market’s most innovative, best-of-breed solution to empower their employees, and we welcomed a number of these organizations to the Cornerstone family in the third quarter.

One such organization was BP, one of the world’s leading oil and gas companies and the fourth largest company in the world. A top SAP account for many years, BP came to us looking to consolidate the more than 120 different learning systems they were using across their global business into a single system with one global data repository. Ultimately, they decided not only to purchase our Learning Cloud to manage learning internally, but also purchased our Extended Enterprise Cloud to train their external network of partners. BMW, one of the world’s most successful automobile manufacturers, was another top SAP client that chose Cornerstone in the third quarter. BMW sought a single, fully integrated solution to address all of their talent management needs, and it was the single code base of our organically-built solution and the consistent user experience across all our modules that led them to purchase the Cornerstone Recruiting Cloud, Learning Cloud, and Performance Clouds for their business.

We saw similar results with Oracle accounts. Like BMW, Guess, one of the world’s leading fashion labels, also sought an integrated talent management solution. As a longtime Oracle ERP client, we expected them to go with Oracle’s Taleo / Fusion product. But Guess wanted the best solution for their people, and they decided that solution was Cornerstone. This led them to purchase both of our Learning and Performance Clouds to manage learning, performance, succession planning, and compensation for their entire employee population. Ricoh Americas, another Oracle client, also chose Cornerstone in the third quarter. Ricoh Americas was using a number of disparate learning systems to train their more than 47,000 employees, and sought to bring these processes together with a single solution. The best-of-breed Cornerstone Learning Cloud was an easy choice for them.

As our competitors today continue to try to figure out how to best integrate with and leverage their ERP parents, we remain singularly focused on product innovation. We believe this focus will allow us to create more and more separation between our solution and their offerings over time, and lead the ERP vendors’ clients to continue to come to us in the future, just as they are today.

As I mentioned earlier, in addition to new sales, we continued to strengthen our relationships with many of our existing clients during the quarter. The glass and chemicals company that I mentioned, a member of the S&P 500 with approximately 40,000 users, started using our Learning Cloud in the middle of 2010. In the third quarter, after approximately two years with us, the company decided to purchase our Performance Cloud to help it manage performance and succession planning across its entire employee population.

Similarly, the online retailer I mentioned, also a member of the S&P 500 and the world’s largest e-commerce company, decided to purchase our Extended Enterprise Cloud in the third quarter to train its entire network of independent customer service agents after leveraging our Learning Cloud to train 33,000 internal users for just over a year.

We believe these deals not only highlight our ability to sell across clouds, but also speak to the significant available opportunity for us to expand our addressable market with new product introductions.

Our award-winning Recruiting Cloud, which we introduced in March, is a great example of this. In the third quarter, we continued to make significant strides towards taking our recruiting offering to state-of-the-art standards. Of course, the timing of our move into recruiting couldn’t be better. With IBM’s acquisition of Kenexa in late August following Oracle’s acquisition of Taleo earlier this year, we believe the recruiting market has become a wide-open opportunity. Strong interest in our Recruiting Cloud not only helped us win a number of large deals in recent months, such as BMW, but is also a major reason why we were able to nearly double the number of leads generated this year at the HR Tech Conference.

In closing, we are extremely pleased with our third quarter and the momentum we are seeing in the business. As a result of the recent consolidation in talent management, along with the continued innovation and expansion of our product suite, we believe we are ideally positioned to continue to aggressively grow the business.

With that, I’ll like to turn it over to Perry to discuss our financial performance in more detail.

Perry Wallack, Chief Financial Officer

Thanks, Adam. Before I get to the financial results of the third quarter of 2012, I would like to remind you again that the financial figures I discuss today are non-GAAP, unless I state that the measure is a GAAP number. As was the case in the prior quarters, we talk about non-GAAP numbers for three reasons.

First, our non-GAAP revenue for the quarter is our GAAP revenue plus $428,000 in estimated revenues we did not recognize on a GAAP basis in the current quarter for Sonar Limited. Again, this amount is the Q3 2012 portion of the adjustment to reduce the deferred revenue balance by $1.6 million for the client contracts acquired from Sonar Limited upon our acquisition due to purchase accounting rules.

Second, non-GAAP financial measures exclude certain items that we believe are not good indicators of Cornerstone’s current or future operating performance. In periods we will discuss today, the excluded items include expenses related to stock-based compensation and related employer payroll taxes, amortization of intangible assets, acquisition costs, adjustments and taxes related to acquisition adjustments, and amortization of debt discount and issuance costs.

Third, when we discuss revenue, as it relates to the first nine months of 2011, we are referring to gross revenue, which excludes the impact of a non-cash revenue reduction of $2.5 million related to a common stock warrant issued to ADP in that period.

You can find the reconciliation of GAAP to Non-GAAP results in today’s earnings release.

So with that said, let’s discuss our third quarter results. We delivered another quarter of great results. At a high level, revenue grew 56%, gross profit grew by 54%, and bookings grew 78%, all while maintaining our margins consistently year-over-year. Our client base increased 57% year-over-year and our gross margin for the first nine months of 2012 was 74%, compared to our gross margins for the same period of 2011 of 72% . These metrics not only demonstrate our ability to grow our client base and meet the global demand for our solutions, but also our ability to support, invest, and manage our operations efficiently.

Now I will go into more detail on the financial statements. As Adam mentioned, GAAP revenue for the quarter was $30.8 million. Non-GAAP revenue was $31.2 million, which reflects the $428,000 write-down previously mentioned. Our revenue results for the third quarter of 2012 represent a year-over-year increase of 54% on a GAAP basis, and 56% on a non-GAAP basis. This increase is principally due to the 57% year-over-year increase in our client base, from 710 clients as of September 30, 2011 to 1,112 clients at September 30, 2012. We added 124 clients during the third quarter of 2012.

Total bookings, which we define as gross revenue plus change in deferred revenue, was $42.7 million for the quarter, representing an $18.7 million increase, or 78%, increase over the same quarter of 2011. As an important reminder, our bookings can vary from quarter to quarter based on the nature and timing of invoicing.

When we look at Q3 bookings, the growth accelerated for two reasons: 1) 124 clients were added during the quarter – we closed a lot of new business, and 2) a slightly higher percentage of the first year software and service fees, the first year contract value, was billed upfront upon signing than in a typical quarter. However, even when we adjust for the higher amounts of first year contract value billed upon signing, our bookings growth still exceeded approximately 73% for the quarter. It is also worth noting that there were no anomalies in our bookings; for example, no clients billed all years of the contract up front upon signing.

It’s also worth noting that Sonar Limited, re-branded as Cornerstone Small Business or CSB, only represented approximately $1.5 million of our total $42.7 million in bookings in Q3 of 2012, and approximately $718,000 of our total GAAP revenue of $30.8 million from Q3 2012. As we said last quarter, these metrics will not be tracked separately on a go forward basis, as we look at our business and solutions on a consolidated basis.

From a geographic perspective, we continue to have strong year-over-year revenue growth in both the domestic and international regions. Domestic revenue represented 71% of revenue, while international revenue represented 29% for the third quarter of 2012, compared to 72% and 28% in the third quarter of 2011, respectively. Domestic revenue for the third quarter of 2012 grew 52%, and international revenue grew 58% year-over-year. Our business continued to execute and expand globally including in Europe. As was the case in the prior quarter, we saw no slowdown in business in Europe despite their macro economic environment.

Our gross profit for the third quarter of 2012 was $22.7 million compared to $14.8 million for the third quarter of 2011, reflecting an increase of $7.9 million, or 54%, demonstrating the growth in our business, while maintaining solid margins. On a year to date basis, our gross profit was $60.7 million compared to $38.5 million for the same period in 2011, an increase of $22.2 million, or 58% growth, year-over-year.

Gross margin for the third quarter of 2012 was 73%, in line with the same quarter in 2011. On a year-to-date basis, our gross margins were 74%, compared to 72% in the same period in 2011. This is a result of our economies of scale inherent in our business partially being offset by our investments. As we have said in prior quarters, we believe we will continue to improve gross margins on an annual basis, but as a result of our continuing investments, we do not necessarily expect to have sequential improvements in gross margins from quarter to quarter. In addition to investments in our software, network infrastructure, and our implementation and service organization to support our growth, the use of third parties to perform implementations can impact gross margins.

Now let’s turn to our operating expenses for the quarter. Sales and marketing expense was $17.5 million, representing a year-over-year increase of $6.3 million or 57%, reflecting our ongoing investment in gaining new customers. We plan to continue to invest heavily in these efforts. As a percentage of revenue, sales and marketing expense was 61% in the first nine months of 2012, compared to 59% in the same period in 2011. The increase is principally a result of more headcount across our entire sales and marketing organization, as well as higher sales commissions as a result of increased sales.

G&A expense was $4.9 million representing a year-over-year increase of $2.0 million, or 68%, when compared to the same period in 2011. The increase in G&A expense was mainly attributable to increased headcount, legal and accounting and professional fees, and increased overhead to support the growth of the company overall. As a percentage of revenue for the first nine months of 2012, G&A expense represented 16% of revenue compared to 17% in the same period of 2011.

Operating loss for the third quarter of 2012 was $3.6 million, compared to $1.9 million in the third quarter of 2011. The increase in the operating loss is an indication of our investment in our sales and marketing efforts, research and development, and G&A, in order to support our growth. Although our operating expenses have increased over the prior year, as a percentage of revenue, they have remained fairly consistent, and once again, reflect the discipline for profitable growth we have long enforced in the company. As a percentage of revenue, operating expenses remained fairly constant: 84% in Q3 of 2012 compared to 83% in the third quarter of 2011. Operating expenses also remained constant as a percentage of revenue for the first nine months of 2012: 89%, compared to 89% in the same period of 2011.

Net loss for the third quarter of 2012 was $3.6 million, or $0.07 net loss per share, based on weighted average shares outstanding of 50.2 million shares, compared to a net loss of $2.6 million, or $0.05 net loss per share, based on weighted average shares outstanding of 48.0 million shares in the third quarter of 2011. On a year-to-date basis, net loss per share was $0.26, consistent with the same period in 2011.

With regard to cash flow, during the third quarter of 2012, our cash used in operating activities was $844,000, compared to cash inflows of $556,000 in the third quarter of 2011. During the first nine months of 2012, our cash used in operating activities was $2.9 million compared to cash used of $3.0 million for the same period in 2011.

Historically, we have generally experienced increased invoicing in the third and fourth quarters of each year due to higher acquisitions of new clients and the timing of the annual billings for existing clients and increased client renewals during these quarters. As a result we have also experienced increases in client payments during the fourth and first quarters of each year.

Conversely we have experienced relatively lower levels of billings in the first and second quarter of each year and thus client receipts in the second and third quarters have been lower relative to the other quarters.

Let me now turn to the balance sheet. We have a strong balance sheet with significant cash reserves. As of September 30, 2012, our total cash and accounts receivable balance is $109.7 million.

Our general capital strategy continues to be to use our bottom line results and manage our balance sheet wisely, in order to continue to invest in our growth. Our total cash and cash equivalents were $64.5 million at September 30, 2012 compared to $67.0 million at June 30, 2012 and $85.4 million at December 31, 2011. The decrease in our cash balance from December 31, 2011 was mainly attributed to the use of cash for the acquisition of Sonar Limited on April 5 of this year and our continued investments into the expansion of our global operations as well as the seasonality previously discussed.

At September, 2012, we had approximately $45.2 million in accounts receivable compared to $32.8 million at June 30, 2012, and $34.1 million at December 31, 2011. As mentioned earlier, this was due to higher levels of sales, incremental improvements in billing first year contract amounts, and a slightly longer average collection period.

Our deferred revenue balance was $72.6 million at September 30, 2012 compared to $39.9 million at September 30, 2011 and $60.7 million at June 30, 2012, a year-over-year increase of $32.7 million, or 82.0%, and a sequential increase of $12.0 million or 20%.

Let me now turn to the supplemental financial metrics that we share on a quarterly basis. Our number of clients and number of users continue to demonstrate our growth. We ended the quarter with 1,112 clients and approximately 10.3 million subscribers excluding our CSB clients, reflecting year-over-year increases of approximately 57% and 44%, respectively.

We added 124 clients for the third quarter of 2012 compared to 84 in the third quarter of 2011, and 123 in the second quarter of 2012.

We continued to grow our worldwide headcount to continue to support our growing operations. During the quarter we added 50 employees, and on a rolling 12 months, we have added 245 employees on a net basis, bringing our total worldwide headcount to 701 at September 30, 2012, an increase of 54% from September 30, 2011. As we look ahead, we expect to continue to have year-over-year headcount growth in order to continue to support our growth.

In summary, we believe we had a great third quarter of this year as evidenced by our year-over-year growth rates, 54% growth in GAAP revenue, 56% growth in non-GAAP revenue, and 78% growth in bookings. For the first nine months of 2012, we had 61% growth in GAAP revenue and 56% growth in non-GAAP revenue, and 66% growth in bookings.

Now, I would like to discuss our outlook for the full year of 2012, which falls under the Safe Harbor provisions for the forward-looking statements outlined at the start of the call, and is based on preliminary assumptions which are subject to change over time.

Given the strength in our business for the first nine months of 2012, we are raising our previous GAAP revenue guidance from a range of $115.5 million to $117.5 million to a range of $117.0 million to $118.0 million. At the midpoint, this revised range suggests 56% growth over 2011 gross revenue of $75.5 million.

Please note that we detailed on our Q1 earnings call that $1.5 million of the increase in revenue guidance of $2.5 million during that call was specifically due to Sonar Limited. Thus, we are increasing our full-year guidance this quarter due to our organic growth.

With respect to non-GAAP net income or loss, given our significant overachievement in sales year-to-date, and the resulting costs and investments related to those sales, we are lowering our non-GAAP net loss to negative $15.5M to negative $17.5M. This range implies a non-GAAP net loss per share between $0.31 and $0.35 based on a full year weighted average share count of approximately 50 million shares.

Turning to cash flow, for the full year 2012, we are maintaining our previous guidance for non-GAAP cash provided by operating activities of approximately $7.5 million. As we have indicated in the past, based upon our strong execution, we are choosing to continue to reinvest some of our top line overachievement back into the business in order to drive further growth in the future.

And with that, I’d like to turn it back over to Adam.

Adam Miller, President and Chief Executive Officer

Thanks Perry. As always, I would like to thank our fantastic global team for their tremendous performance this year as we continue to help the world’s leading organizations to engage, develop and empower their people.

We will now take your questions.

Operator

Thank you, ladies and gentlemen. (Operator Instructions) We have a question from Mark Murphy of Piper Jaffray. Your line is open.

Mark Murphy – Piper Jaffray

Yes, thank you. Congrats on the strong quarter. Adam, I wanted to ask how you would characterize the deal pipeline for Q4 and beyond and I’m wondering, is the composition of the pipeline shifting at all toward larger deals or at all toward full suite deals, just in light of the amount of chaos and uncertainty that is facing many of these Oracle and SAP customers? Do you get a feeling at all that they are contemplating more of an all-in move over to Cornerstone?

Adam Miller – President and Chief Executive Officer

Well, I’d love to answer that, but let me instead talk about the historical performance and historically, particularly in the third quarter, you do see that we had a number of large deals that were takeaways from both Oracle and SAP and I suspect that trend will continue. Certainly we have seen that trend now, two quarters in a row.

Mark Murphy – Piper Jaffray

Okay, great. And as a follow-up, Perry, I wanted to ask you about the linearity of software bookings during Q3. Obviously, this has been one of the worst technology earnings season that we’ve all seen in several years and yet your results look remarkably strong here. I’m just wondering if there was maybe anything you saw in terms of any new oscillations, in terms of monthly bookings, linearity or maybe anything else that you are tracking internally, in terms of the long-term leading indicators?

Perry Wallack – Chief Financial Officer

Yeah, no, there was no anomalies. Everything was pretty close to being in line with historical averages.

Mark Murphy – Piper Jaffray

Okay, then one last one, Adam, on the Recruiting product, I was wondering if you can help us, maybe with how many times you have sold the product. How many are live in production, if any, at this point and maybe just what kind of feedback are you getting thus far on the technology?

Adam Miller – President and Chief Executive Officer As you know, we haven’t disclosed any specific numbers about how many Recruiting Cloud sales there have been or how many are in production right now, but I will say that adoption has been stronger than we originally anticipated. I think that is clearly related to the fact that both Taleo and Kenexa have been acquired in the past year and that has opened up the market for us. Our product had started out very strong and with each progressive release, it’s getting much stronger and we do expect this to have some significant impact on our financial results next year and as I alluded to in my earlier comments, we did see an up-tick, for example, at HR Tech, which was partially related to the fact that we now have Recruiting.

Mark Murphy – Piper Jaffray

Thank you very much

Perry Wallack – Chief Financial Officer

Thank you.

Operator

Thank you. Our next question is from Brendan Barnicle of Pacific Crest Securities. Your line is open.

Brendan Barnicle – Pacific Crest Securities

Thank you so much. Guys, you had a great increase in deferred revenue sequentially and you alluded to the new customer additions driving that. Is there any way to give us a breakdown there between, kind of what portion of that was deferred revenue rather was new business and new customers versus the installed base?

Adam Miller – President and Chief Executive Officer

We saw no difference in our historical averages between new client sales and incremental up sells from existing accounts. Let’s say, there is no anomaly there at all. This was mostly driven by new client sales.

Brendan Barnicle – Pacific Crest Securities

And then I was wondering, if you could give us a little more color on dollar renewals within the install base and what you were seeing on the renewal side in the quarter?

Adam Miller – President and Chief Executive Officer

Again pretty close to historical averages…

Brendan Barnicle – Pacific Crest Securities

Can you remind us again what that is?

Adam Miller – President and Chief Executive Officer

We’ve been 95% since inception and as the client base gets, pace gets bigger, we suspect that will become more difficult to sustain particularly as we do more and more work down market, where you do often have more turnover. Nonetheless, we have remained on track year-to-date with our averages.

Brendan Barnicle – Pacific Crest Securities

Great. And then Perry, just one for you on gross margins. As you mentioned on the call, you expect them to continue to improve annually. Can you remind us again where you think those top out at? What your kind of target gross margins are?

Perry Wallack – Chief Financial Officer

Yes, well, we really haven’t come off of our original guidance that we gave during the IPO Roadshow, which was 75% plus and a time table of three to five years where we said we hope to overachieve both the time it takes to get there and the percentage. Looking at our margins year-to-date and already really approaching that 75%, we would expect that we do overachieve both the time it takes to get there and the percentage. But my closest color that we give on that is that we expect them to improve on an annual basis, not necessarily on a sequential quarter-to-quarter basis.

Brendan Barnicle – Pacific Crest Securities

Great. Thanks, guys.

Perry Wallack – Chief Financial Officer

Sure.

Operator

Thank you. The next question is from Michael Nemeroff of Credit Suisse. Your line is open.

Michael Nemeroff – Credit Suisse

Yes, thanks for taking my questions and congratulations on a really outstanding quarter. Adam, I was wondering if you could just discuss some of your focus on the indirect channel into 2013, and maybe if you can give us just an idea of what percent of the revenues now are partner influence and how you see that trending over the next year or two.

Adam Miller – President and Chief Executive Officer

So, I view this year, 2012, as the building year for the ecosystem. We have seen a lot of shifting in the ecosystem. Historically it’s been somewhere between 15% and 20% of incremental sales that come from indirect channels. Now some of that is indirect influence, some of that is resold directly by the channel partners, and that is a global number.

What I would tell you is that with the changing of the guard around, the industry consolidation, we are also seeing a changing of ecosystem partners, and that has created a lot of opportunity for Cornerstone. So we are very aggressively building out our ecosystem globally in all segments, meeting top tier companies, working in the HRO business, higher quality partners regionally and vertically, as well as working with different partners in the different business segments that we now compete in. For example, SMB. And I suspect that we will see an uptick in the business that we’ll receive from these channel partners going into next year.

Michael Nemeroff – Credit Suisse

And are those deals typically larger or of similar size to normal deals?

Adam Miller – President and Chief Executive Officer

It just varies. It depends on the particular segment that the partner operates in. We think about our ecosystem in a segmented way. So we have partners for very large enterprise deals. We have partners for very small SMB deals. We have partners that are domestic and others that are international. We also have partners that are in specific verticals like Ellucian in higher ed. And so as these partner relationships strengthen over time, combined with our expansion of alliance partners, I think you are going to see us continue to strengthen in that area.

Michael Nemeroff – Credit Suisse

Great, thanks. And then one for Perry, if I may, just looking at the sequential increase from Q3 to Q4 in the bookings last year, I was just wondering was there any pull forward of deals into Q3 that would preclude you guys from growing at a – or at least sequentially the same amount from Q3 to Q4 in 2012 that you did in 2011?

Perry Wallack – Chief Financial Officer

Yes, so as you know, we can’t really comment on Q4. What I would say is that there was nothing of any anomaly in our Q3 deal mix that wasn’t consistent from prior years.

Michael Nemeroff – Credit Suisse

Thanks guys.

Operator

Thank you. The question is from Greg Dunham of Goldman Sachs. Your line is open.

Greg E. Dunham – Goldman Sachs & Co.

Hi. Thanks for taking my question. First one for you Perry, you kind of called out the DSOs, you cited three reasons for that. How much, when you look at the aging, of your receivables, how abnormal is it? Or is it typically normal and just that we did a number of, you know, big deals and we will collect the cash here next quarter? How should we think about that?

Perry Wallack – Chief Financial Officer

Yes, I mean, look it’s with respect to cashflow, it is much more of a focus for us on an annual basis and really Q4. So that’s when we really start to focus on it. As you know we sell to really big customers. We don’t have any issues in getting paid. We just have sometimes issues in how long it takes to get paid. We saw no degradation, and in fact, we have I believe what people would define as industry leading, allowance for doubtful accounts and bad debt expense because of those gold standard large corporate receivables.

Adam Miller – President and Chief Executive Officer

And by leading, he means the low number, not a high number. Correct?

Greg E. Dunham – Goldman Sachs & Co.

Right.

Perry Wallack – Chief Financial Officer

Correct. Industry-leading low. So it will be our focus in Q4 and I’m sure we will use a little more increased pressure and we’re feeling about our guidance on our cash flow from ops for the full year and in not having moved off of that number, quite confident.

Greg E. Dunham – Goldman Sachs & Co.

Okay. I want to follow-up on Mark’s question earlier. We are seeing a number of companies that are struggling, facing macro pressures, slower deal signings and then these numbers are completely contrary to that dynamic. And so, really the question is, are there any regions or any verticals, or are you seeing any sort of slowdown or anything maybe early in Q4 that is giving you any sort of pause as to your aggressive investment plans?

Adam Miller – President and Chief Executive Officer

Well, I mean there is two sectors in particular segment of the market that people tend to have the most concern about and those are Europe and the public sector and both of those have been extremely strong for us all year, including in the third quarter. We are continuing to invest heavily in all segments of the market. We’re seeing opportunity in SMB because there’s very little competition in that segment now. We continue to expand our mid-market team where we just see continued momentum.

Enterprise business remains robust, including at the highest end in the market, including in deals where you have alignment between SAP and success factors, but we’re still winning, more Oracle and Taleo, but we’re still winning and we’re not seeing any regional slowdown either. We are starting our expansion today in both Latin America and Asia-Pacific. It’s because we are selling something that really works in any economy. An economy that is recessionary. We offer our clients cost savings and improve compliance and in economies that are growing we offer our clients ways to better engage and develop their employees and improve productivity. So we are seeing the ability to grow over the last decade through both good times and bad.

Greg E. Dunham – Goldman Sachs & Co.

Thanks, guys.

Perry Wallack – Chief Financial Officer

Thank you.

Operator

Thank you. Our next question is from Pat Walravens of JMP. Your line is open.

Patrick D. Walravens – JMP Securities

Great, thank you. Can you guys hear me okay.

Adam Miller – President and Chief Executive Officer

Yes.

Perry Wallack – Chief Financial Officer

Yes.

Patrick D. Walravens – JMP Securities

Okay, hi, guys. So I have two questions both on Recruiting Adam, I guess for you. First of all, can you just, very high level give us some idea of what are some of the additional features that are going to come out in the later releases of Recruiting, and you suggested there would be more and more momentum as we have more releases?

And then secondly, it was interesting to me that Workday announced their recruiting product almost two years before it’s going to be generally available and they said they don’t usually do that, so that made me think there must be some interesting dynamics going on in this segment, I was just wondering if you could comment on what those might be?

Adam Miller – President and Chief Executive Officer

Well, let me take the second first. Obviously, the fact that Taleo who is the number one recruiting player and Kenexa who was the number two recruiting player were both acquired in a six-month period, it creates lots of opportunity in that market. You have a lot of disruption in the specific ATS market and that has created opportunity for us and for Workday and that’s why they are being a little bullish about their statements around their Recruiting product happening, as you said, two years out.

With regard to what we are doing we are actively selling our existing Recruiting cloud, we won an award for it already and we are seeing a lot of up tick in the marketplace for it. We think of our Recruiting product as really the combination of two different types of products that existed in the recruiting market. You had traditionally enterprise applicant tracking systems or ATS systems that were out there. These were systems very focused on managing large numbers of applicants and managing all the compliance and reporting requirements around recruiting regulation.

Separately, you had a more nascent industry of social recruiting companies that were leveraging the power of social graphs and social networking and the connections amongst people in places like Facebook and Linkedin to drive more sourcing, or more effective sourcing in the recruiting process.

We are really the first company to give at an enterprise level, both things in a single product. We organically built both things. We focused on the social sourcing piece first, because that was highly differentiated from the pre-existing recruiting companies. We are now actively engaged in finishing up or catching up in the enterprise ATS area. So with our current release in November, we’re putting out offer letter management.

At that point, we enable everything from sourcing a candidate through screening the applicant through making the offer and moving on to on boarding, and right around the corner from that we are doing more of the compliance reporting requirements, which means very specific governmental regulation for organizations working in or with the public sector. And after that we are moving onto more innovative integrations with interesting companies out there like HireView and more advanced functionality that the other systems don’t do around things like campus recruiting.

Patrick D. Walravens – JMP Securities

Thank you.

Operator

Thank you. Our next question is from Michael Huang of Needham & Company. Your line is open.

Michael Huang – Needham & Company

Thanks very much. Just a couple of quick ones for you guys. So first of all, you know, Adam, in terms of the BP win, I was wondering if you could talk to the cost savings or business case that’s moved from 120 systems to a single Cornerstone OnDemand one, and could you share with us what are you doing for Performance management right now, if anything, and what’s the opportunity around that?

Adam Miller – President and Chief Executive Officer

Yes, so I obviously can’t give the specific numbers around the business case, but what I will tell you generically is that, they are reducing the number of systems they have from the 120 to 1. Therefore they are eliminating lots of hardware costs, associated with managing those systems, lots of related IT costs associated with maintaining those systems, some of them are on-premise systems. And thirdly, costs associated with administering those disparate systems you get no economies of scale with regard to administrative capability when you have so many different systems in place by business unit and by region.

On the flip side, you also have a business case around improved compliance, better reporting, because you can centralize reporting globally, as well as better content re-use, faster adoption of e-learning and improved productivity of employees who have to meet some of these requirements, but can do so in a more homogeneous fashion and in a more global way, So all of those drive growth.

The other aspect of this is what we call Extended Enterprise. So a company like BP, and many of our clients, have not just a lot of employees, but also a lot of contractors and distributors and vendors who also need to be trained on compliance requirements or product specifications, all that again being done through single system globally. So that’s the business case. And it is very compelling and we see that across the board. With regard to Performance, this is another example of a client that was using SAP as the ERP system, and SuccessFactors as the performance management system

Michael Huang – Needham & Company

Got it. In terms, I think you made a comment that talked about the number of leads that you saw at HR Tech being doubled versus last year. But I was wondering, what ultimately is driving this type of traffic level? And I don’t know if you want to compare that relative to your expectation kind of going into that event. And at the end of the day, like what is the cross section there with your leads? Are they larger ones, are they, you know, SMB? Maybe you could just give us some color around that? Thanks.

Adam Miller – President and Chief Executive Officer

Yes. So as you know, the HR Technology Conference does not really attract SMB companies, so this is mostly mid-market and large enterprises. What we found, we expected an up tick. We didn’t necessarily expect it to double, but we did expect to grow from the prior year. And we think that growth is due to the obvious reasons. Number one, we have an expanded product suite that is better meeting the needs of companies around talent management. The other is that, we are the de facto best-of-breed solution in the market today and not only do we have continued interest in our existing solutions, but we knew the interest based on both the expansion of the suite and the fact that we are the leading best-of-breed provider with an organically built fully integrated talent management suite.

Michael Huang – Needham & Company

Gotcha, okay. And last question for you just. Just to kind of follow up on Pat’s question around Workday. So, you know, as Workday goes into recruiting – you know, as you look at your crystal ball, what’s more likely for you guys to go into core HR or for them to go into learning, just any thoughts around that?

Adam Miller – President and Chief Executive Officer

Workday is a great partner and a great company. What I will say is that in this space and particularly amongst all of the cloud computing companies not just within talent management, but broadly you are going to see increasing levels of competition. Many of us are working together, but many of us also on the margins or the fringes compete and it’s just part of the game. We are all getting quite good at it. We have a lot of co-opititian amongst many of our alliance partners and that’s true with cloud companies in general, as well as other consulting and payroll type companies as well.

And I think you are going to see more of that over time, but you’ll also see the leading vendors in each of the cloud application verticals get better at that level of co-opitition, or eliminate the channel management within their channel conflict, within their sales organizations, and enable more growth across the board.

Michael Huang – Needham & Company

Thank you.

Operator

Thank you. Our next question is from Rick Sherlund of Nomura. Your line is open.

Rick Sherlund – Nomura Research

Yes. Thanks. Aterrific quarter.

Adam Miller – President and Chief Executive Officer

Thank you.

Rick Sherlund – Nomura Research

I want to first get some clarification, can you hear me now?

Adam Miller – President and Chief Executive Officer

Yes.

Rick Sherlund – Nomura Research

Okay. First I wonder if you could just offer some clarification. The 78% increase in billings growth, you had alluded to effected some change in terms. Can you just go back over that again? What would the growth rate have been, had there been consistent terms year-over-year?

Adam Miller – President and Chief Executive Officer

Yes. Basically the color that we gave was that we forecast billing a specific percentage of the first-year software and services. And in the quarter, we billed a little bit better than the normal percentage. And so, if we had billed the normal percentage, we were looking at something like a 73% growth rate rather than a 78% growth rate.

Rick Sherlund – Nomura Research

Got it, okay. And I’m kind of curious with this whole fiscal cliff issue. It sounds like it’s not been an issue for you. We’ve got Sandy to worry to about. It sounds like, Hurricane Sandy. I don’t know if you have any thoughts on if that was at all a negative impact on your business in the quarter?

Adam Miller – President and Chief Executive Officer

I mean, the only impact was that it delayed sales cycles by a week. Fortunately it happened early in the quarter. If it happened in the last week of the quarter, it could have been real trouble for us. But given when it happened, we’ve seen no impact.

Rick Sherlund – Nomura Research

Okay, yeah. So, yeah, your September quarter, and then lastly, in terms of sales people, where are you getting them from? Kind of what’s your perception of what’s going on at SAP and Oracle and why are you seeing them seemingly kind of dropping the ball in this segment of the market?

Adam Miller – President and Chief Executive Officer

Yes. We don’t like to speak badly about the competition. What I would say is that companies like SAP and Oracle have very large install bases and a very large product base. Talent management for them represents less than for each of them, less than 1% of their business. So as they both struggle to move into cloud computing, their focus is not going to be on talent management. Their focus is obviously going to be more on their core products like financials and the HRIS and supply chain management and CRM.

As a result, we are solely focused on talent management. We have an organically built solution that’s fully integrated end-to-end around talent management and that gives us not just focus amongst our sales people and our service people, but also with regard to our relationship with the client base. And that’s given us the real competitive advantage, it’s not going away.

Rick Sherlund – Nomura Research

Yes, so Adam this pretty much is playing out as you expected then. The competition is just de-focused?

Adam Miller – President and Chief Executive Officer

Yes, I would say it’s playing out better than we expected.

Rick Sherlund – Nomura Research

Yes, okay, thanks.

Operator

Thank you. Next question is from Scott Berg of Northland Capital. Your line is open.

Scott Berg – Northland Capital Markets

Hi, Adam and Perry, really strong quarter here, I’ve got two quick ones. First one on the continued growth investments. I assume a lot of that will come in sales headcount going forward. How should we look at those additional of sales people? Should we look at kind of a similar type of growth as the last two years have seen in terms of the doubling of your core-bearing sales force or do we expect that to maybe accelerate or taper off?

Adam Miller – President and Chief Executive Officer

So we haven’t announced our specific plans around the growth, but you could expect us to remain aggressive. Just like this past year, we do not grow linearly across each team rather we grow globally across all segments and all business lines, and we will continue to do that into this year. I would also say that we think about our business as a three-legged stool and we want to make sure, as we always do, that we have proportionality between sales, services, and technology, and so you will see us make investments in all three areas, not one at the expense of another.

Scott Berg – Northland Capital Markets

Alright. Great. And then the last question is, is there any change maybe coming off HR Tech, or anything else that you saw in your sales in the quarter and in how customers are purchasing products? Maybe the number of customers that are trying to bundle together maybe the Learning plus the Performance suite or maybe a few customers bundling together the Recruiting suite or is that number kind of in-line with your recent results over the last couple of quarters?

Adam Miller – President and Chief Executive Officer

Well, I would say over the last year, we’ve seen that number climb up, and specifically, we’ve seen over 50% of our clients buying two or more of our clouds up-front out of the four clouds that we have. And that number seems to be increasing. We are also as we always have continuing to see clients who are using the product over time adopt more and more of the functionality. So irrespective of if they start with Performance, Succession, or Learning, over time, they are adding more of the functionality and we expect to see the same thing with Recruiting over time.

Scott Berg – Northland Capital Markets

Okay, I’ll jump back into the queue. Thank you.

Adam Miller – President and Chief Executive Officer

Thank you.

Perry Wallack – Chief Financial Officer

Thanks.

Operator

Thank you. We have time for one more question. Our next question is from Justin Furby, William Blair. Your line is open.

Justin Furby – William Blair & Company

Hi guys. This is Justin Furby, in for Laura. Thanks for the question and congrats on another solid quarter. I guess Perry, is there any way that you could frame up the kind of ASP growth that you are seeing, both in the enterprise and mid market, and whether it’s year-on-year or sequential? I mean, it looks like the number of clients that you added was very similar to what you did last quarter. You had obviously real strong bookings performance relative to Q2. So any additional color would be helpful.

Perry Wallack – Chief Financial Officer

Yes. I mean, look, obviously when you just do the straight math and you look at number of customers and the bookings, that would indicate that we’re just doing more and more big deals. So I think that we are probably on the margins expanding ASPs, but we’re just doing more of them and so that way it looks like the averages are going up.

The only other thing that I would do is add to what Adam said, which is the trend for customers to buy more than one of our clouds continues to increase.

Justin Furby – William Blair & Company

Okay. And then I guess on the competitive front, specific to Workday, when you guys are in deal cycles, and performance management is sort of the key area or driving the bus in the deal cycle, why might you win in those deals versus Workday and why might you lose? And then any sort of win or loss rates that you could share would be helpful.

Adam Miller – President and Chief Executive Officer

So, let me reiterate for the fourth time that Workday is a partner, not a competitor. If it is the performance only deal or learning and performance deal, in other words, if it’s a talent management deal, then Cornerstone will compete for the business, Workday typically will not. If it’s a Human Capital Management deal or an HRIS system and it includes performance, then Workday will compete for that deal and we typically will not.

So the only time that you have overlap is if they are looking for both. And usually it depends on who brought the other into the deal. We’ll usually sell those deals together and depending on the client situation and the timing of who had the relationship, then it will determine who gets the performance piece. But more often we’re not competing over that business.

Justin Furby – William Blair & Company

Okay. And then maybe lastly on the services restructuring or some of the changes, can you just give a quick high level on what you did to change it and how that’s improved your customers at?

Adam Miller – President and Chief Executive Officer

Yes, so I would say that we’ve done three things. Number one, we have simply added more people as our client base grows. We want to make sure that we are continuing to invest not only in sales, but also in service and technology to make sure we have the right ratios in place. Number two, we have realigned our global products support team to allow for better work stream management around the different types of cases that they receive on a daily basis.

And number three, we have continued to invest heavily in our Client Success Management function, which provides an overlay of solution optimization expertise to focus on client utilization, engagement, satisfaction and we’ve been able to do that even with our existing margin profile because of the growth of the business. And so all of that drives higher levels of client satisfaction, and improves Client Success, which is one of our core tenants.

What I will say is we are doing that at a time when our competitors are doing the exact opposite. They’re outsourcing more and more of their services and they’re essentially getting out of the business of servicing their clients, leading to dissatisfaction and lower quality of service levels. So not only are we making improvements in distancing ourselves from the competition from a product standpoint, but we’re also doing it from a service standpoint.

Justin Furby – William Blair & Company

And Adam, when you say they’re outsourcing their services, what exactly are you getting at there?

Adam Miller – President and Chief Executive Officer

For example some of the competitors are no longer paying their sales reps on service revenue, which leaves the reps to automatically look for the lowest cost service provider, which might be good for the rep, but not necessarily good for the client.

Justin Furby – William Blair & Company

Okay. Okay, great. Thanks for the question. I appreciate it.

Adam Miller – President and Chief Executive Officer

Thank you.

Operator

Thank you. This ends the Q&A portion of the today’s conference. I’d like to turn the call over to the President and CEO, Adam Miller. Please continue.

Adam Miller – President and Chief Executive Officer

Thank you all for your time, and for your questions. And we are looking forward to continuing to grow the business, and empowering people. Thank you all.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the program. You may now disconnect and have a wonderful day.